Exhibit 99.1

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES AGREEMENT TO ACQUIRE
LAWYERS ASSET MANAGEMENT

— Exchange Balances to be Deposited at Commercial Capital Bank —
— Increases Bank’s Business Transaction Account Deposits —

IRVINE, CA – January 20, 2006 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), and Lawyers Asset Management, Inc. (“LAMI”) announced today the signing of a definitive agreement (“Agreement”) in which the Company will acquire LAMI in an all stock transaction valued at $8 million. LAMI is a “qualified intermediary”, which facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code of 1986. LAMI was founded in 1982 and has completed over 25,000 transactions. LAMI facilitates exchange transactions predominately within Northern California and the San Francisco Bay area, through its headquarters in Oakland, California. Additionally, LAMI provides services nationwide for unique transactions involving such assets as hotel properties, and business assets. The transaction, which is subject to the satisfaction of certain closing conditions, is not subject to regulatory approval and is expected to close in February 2006. LAMI will operate as a subsidiary of Commercial Capital Bancorp under the Lawyers Asset Management brand name, with Lloyd W. Kendall, Jr. continuing to serve as its President and James G. Beck serving as LAMI’s Executive Vice President and Chief Operating Officer.

LAMI, as a qualified intermediary, has the discretion to select the financial institution that will hold on deposit the transaction related exchange balances. At December 31, 2005, LAMI’s exchange balances totaled in excess of $100 million, of which approximately $50 million were on deposit at Commercial Capital Bank, the Company’s Bank subsidiary. The remaining balances will be deposited at the Bank within five days of execution of the Agreement. The exchange balances deposited and maintained at the Bank will increase the Bank’s total deposits and core business transaction deposits, decrease the Bank’s loans to deposits ratio, decrease the Bank’s cost of deposits, and support further loan growth. Additionally, LAMI generates revenues through each exchange transaction by charging transaction fees, which fee income will enhance the Company’s noninterest income.

Stephen H. Gordon, Chairman and Chief Executive Officer of CCBI, commented, “The acquisition of Lawyers Asset Management continues one of the Company’s strategies of further growing its liability base with high quality, lower cost, commercial business banking and fiduciary deposits, both organically and through acquisitions. Lawyers Asset Management is another highly respected, market leading, and service oriented company. We look forward to their dedicated team joining ours, and their immediate contribution to the Company.”

Lloyd W. Kendall, Jr., President of Lawyers Asset Management, stated, “We’re very excited to join with Commercial Capital Bancorp and their family of companies. Being a part of a $5 billion dollar and growing publicly traded financial institution brings added stature and financial resources, which are a welcome attribute as we compete in the marketplace. Additionally, Commercial Capital Bank’s income property investor focus is entirely complementary to the 1031 exchange business and their other accommodator businesses have benefited from the parent company’s support. I look forward to that same support as we work collectively to increase our visibility and exchange volume.”

Commercial Capital Bancorp, Inc. is a diversified financial services company, with $5.2 billion of total assets, at September 30, 2005. The Company provides depository and lending products and services through 22 banking and 10 lending offices under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide through its presence in 14 markets and 10 states under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:
Commercial Capital Bancorp, Inc.
Stephen H. Gordon      Chairman & CEO
David S. DePillo            President & COO
Telephone: (949) 585-7500
Facsimile: (949) 585-0174